Exhibit 99.01

Media Relations:	Investor Relations:
Andrea tenBroek	Brian Ritchie
Communications Specialist	Noonan/ Russo
(978) 646-1815	(212) 845-4269
mediarelations@abiomed.com	brian.ritchie@eurorscg.com

ABIOMED Provides Financial Update

Company Plans to Release Quarterly Results and Hold Conference Call on January 31st, 2005

DANVERS, MA, January 12, 2005 — ABIOMED, Inc. (NASDAQ: ABMD), a manufacturer of products for circulatory care and support, today released financial highlights for the third quarter of its fiscal year 2005 ended December 31, 2004.  ABIOMED plans to issue a complete financial report and host a conference call to discuss fiscal 2005 third quarter results on January 31st at 11:00 a.m. Eastern Time.  This call may be heard live via our web site at www.abiomed.com.

Recent corporate developments include:

•                  Expected product revenues of $9.6 million, which represents 46 percent growth as compared to the third quarter of last year and represents the second highest quarterly revenue in company history.

•                  Expected net loss of $.01 per share, compared to a net loss of $.09 per share in the same quarter last year;

•                  Record sales growth of 69 percent in Europe versus prior year and the highest quarterly revenue for the company’s ABIOMED B.V. subsidiary in its history;

•                  Record sales of AB5000 consoles, a unit increase of more than 300% versus last year and 53 percent compared to the prior quarter;

•                  A 28 percent increase of BVS 5000 revenues versus the same quarter of the previous year;

•                  Triple-digit growth of U.S. field service revenue compared to last year;

•                  Continued clinical success with the AB5000 Circulatory Support System.  Since the product’s introduction, more than seventy percent of survivors have been able to go home with their own hearts.

•                  More than 20 AB5000 patients have been supported beyond thirty days with some exceeding ninety days.

“This quarter was marked by many significant achievements throughout the organization, however our third quarter of fiscal 2005 will not be a profitable one,” stated Michael R. Minogue, CEO and President of

ABIOMED.  “We primarily attribute this to a slower than expected sales force expansion in the United States while we continued our commitment to the development of new products.  In order to more rapidly drive U.S. sales growth, we have made changes in U.S. leadership and sales recruitment activities with the goal of filling open territories.  The fundamentals of our business are strong and ABIOMED remains on target with product development and international expansion, as well as revenue growth from our service and clinical education programs.”

About ABIOMED

Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced “AB’-EE-O-MED”) is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. ABIOMED, which currently sells the BVS® 5000 Biventricular Support System and the AB5000™ Circulatory Support System, is the market leader in devices for the temporary support of patients with failing but potentially recoverable hearts. In September 2004, ABIOMED applied for initial FDA market approval for the AbioCor Implantable Replacement Heart to treat a defined subset of irreversible end-stage heart failure patients under a Humanitarian Device Exemption.

This Release contains forward-looking statements, including statements regarding development of ABIOMED’s existing and new products, the Company’s progress toward commercial growth, and future opportunities. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

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